September 27, 1999




Dear WLR Foods, Inc. Shareholder:

     You are cordially invited to attend our annual meeting of shareholders on Saturday, October 30, 1999, at 10:00 a.m. at Turner Ashby High School, Bridgewater, Virginia. A map to the High School is on the back of this Proxy Statement. Following the meeting, we will have a lunch featuring our products. If you plan to attend the meeting, please sign and return the enclosed reply postcard.

     Also enclosed in this mailing is formal notice of the meeting, a proxy and a Proxy Statement detailing the matters upon which the shareholders will act at the annual meeting. Our Company's Annual Report for the fiscal year ended July 3, 1999 is also enclosed.

     We urge you to complete, date and sign the enclosed proxy, and return it as soon as possible, even if you plan to attend the meeting. You may use the enclosed postage prepaid envelope to return both your reply postcard and the proxy.

     On behalf of everyone at WLR Foods, I thank you for your continued support. I look forward to seeing you at our annual meeting.

                         Sincerely,

                         /s/ James L. Keeler

                         James L. Keeler
                         Chief Executive Officer
                         and President

               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          OF WLR FOODS, INC.


     The annual meeting of the shareholders of WLR Foods, Inc. will be held on Saturday, October 30, 1999, at 10:00 a.m. at Turner Ashby High School, 800 N. Main Street, Bridgewater, Virginia, for the following purposes:

     1. To elect one Class A director to serve until the annual meeting of shareholders in 2000 and to elect three
          Class C directors to serve until the annual meeting of shareholders in 2002.

     2. To ratify the appointment of KPMG LLP as independent auditors for the fiscal year ending July 1, 2000.

     3. To transact such other business as may properly come before the meeting. The Board of Directors knows of no such business at this time.

     Only shareholders of record at the close of business on September 3, 1999 are entitled to notice of and to vote at the annual meeting or any adjournments of the annual meeting.

     To assure that your shares are represented at the annual meeting, please complete, date and sign the enclosed proxy, and return it as soon as possible in the enclosed postage prepaid envelope. You may revoke your proxy at any time prior to the commencement of the annual meeting.

                         By Order of the Board of Directors,

                         /s/ Jane T. Brookshire

                         Jane T. Brookshire
                         Secretary





Broadway, Virginia
September 27, 1999

                            WLR FOODS, INC.
                            P. O. Box 7000
                    Broadway, Virginia  22815-7000
                            (540) 896-7001


                            PROXY STATEMENT

          This Proxy Statement is furnished in connection with the solicitation of proxies for use at the annual meeting of shareholders of WLR Foods, Inc. (the Company) to be held Saturday, October 30, 1999, at 10:00 a.m. at Turner Ashby High School, 800 N. Main Street, Bridgewater, Virginia, and at any adjournments thereof (the Annual Meeting). The accompanying proxy is solicited by the Board of Directors of the Company (the Board). The approximate mailing date of this Proxy Statement and the accompanying proxy is September 27, 1999. Our Company's Annual Report for the fiscal year ended July 3, 1999 is being mailed to the Company's shareholders concurrently with this Proxy Statement but should not be considered proxy solicitation material.

          All properly executed proxies delivered pursuant to this solicitation will be voted at the Annual Meeting according to the instructions thereon. In the absence of such instructions, such proxies will be voted "FOR" the proposals detailed herein. Any person signing and mailing the enclosed proxy may revoke the proxy at any time prior to the commencement of the Annual Meeting. For each shareholder who is a participant in the Company's Dividend Reinvestment and Stock Purchase Plan, Employee Stock Purchase Plan and/or Poultry Producer Stock Purchase Plan, the accompanying blue proxy covers the shares of Company common stock in such shareholder's accounts, as well as shares registered in the shareholder's name.

          The cost of the solicitation of proxies will be paid by the Company. Solicitations will be made by mail, except that, if necessary, officers, directors and regular employees of the Company and its affiliates may solicit proxies by telephone, facsimile or other electronic means or by personal calls. The Company has retained D.F. King & Co., Inc. to assist in the solicitation of proxies for a fee of Three Thousand Five Hundred Dollars ($3,500.00) and reimbursement of expenses. Brokerage houses and nominees will be requested to forward the proxy solicitation material to the beneficial owners of WLR Foods stock held of record by such persons, and the Company will reimburse them for their charges and expenses in this regard.

OUTSTANDING SHARES AND VOTING RIGHTS

          Only shareholders of record at the close of business on September 3, 1999 will be entitled to vote at the Annual Meeting. As of such date, the Company had outstanding 16,557,582 shares of its common stock, no par value, each of which is entitled to one vote at the Annual Meeting.

          A majority of votes entitled to be cast on matters considered at the Annual Meeting constitutes a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for purposes of establishing a quorum. Abstentions and shares held of record by a broker or its nominee (Broker Shares) which are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. Conversely, Broker Shares that are not voted on any matter will not be included in determining whether a quorum is present.

          If a quorum is established, directors will be elected by a plurality of the votes cast by the shareholders at the Annual Meeting, and the proposal for the ratification of the independent auditors will be approved if the votes cast in favor of the proposal exceed the votes cast opposing. Votes that are withheld and Broker Shares that are not voted will not be included in determining the number of votes cast.

                      PRINCIPAL STOCKHOLDERS AND
                     SHARE OWNERSHIP OF MANAGEMENT

     The following table sets forth the number and percentage of shares of Company common stock held as of July 2, 1999 by: (i) each person who is known to the Company to beneficially own more than 5% of the outstanding shares of common stock of the Company, (ii) each of the Company s directors (iii) the executive officers named in the Summary Compensation Table on page 9, and (iv) by all directors and executive officers as a group.


-----------------------------------------------------------
                              Number
                           Beneficially          Percent
Name                          Owned             of Class(1)
-----------------------------------------------------------
William D. Wampler            828,869<F2>           5.01
  P.O. Box 7000
  Broadway, VA 22815-7000

Keith E. Alessi                15,454<F3>             *

Jane T. Brookshire             40,148<F4>             *

Charles L. Campbell            17,021<F5>             *

Katherine K. Clark              1,547<F5>             *

Stephen W. Custer              38,085<F5>             *

William H. Groseclose, Jr.     11,655<F6>             *

J. Craig Hott                 109,989<F7>             *

James L. Keeler               259,420<F8>           1.55

Dale S. Lam                     4,123<F9>             *

Ruth J. Mack                        0<F10>            *

Ronald E. Morris               10,463<F11>            *

Walter F. Shafer, III          21,280<F12>            *

Phillip C. Stone              104,682<F13>            *

All directors and executive 1,462,736<F14>          8.72
officers as a group
(consisting of 13 persons,
including those named above
but excluding Ruth J. Mack)

* Denotes percent ownership not exceeding 1% of the class of common stock.
[FN]
<F1>    Based on 16,541,691 shares outstanding as of July 2, 1999 plus shares which members of management have the option to purchase within 60 days of July 2, 1999.

<F2>    Includes 321,087 shares owned directly and as general partner of
        Wampler Land, 204,260 shares owned by his wife, 28,517 shares owned by May Meadows Farms, Inc., of which Mr. Wampler is an officer and director, 194,469 shares held as trustee of the Charles W. Wampler, Sr. Family Trust, and 80,536 shares held as trustee of the Charles W. Wampler, Sr. Charitable Annuity Trust. Mr. Wampler disclaims beneficial interest in the shares owned by his wife or held by the Trusts.

<F3>    Includes 12,000 owned jointly with his wife and 3,454 shares held as trustee of the Keith E. Alessi Trust.

<F4>    Includes 8,714 owned directly, through the WLR Foods, Inc.
        Employee Stock Purchase Plan and her retirement accounts, 1 share owned jointly with her husband, 1,433 shares held by her husband through his self-directed retirement account, and 30,000 shares which Ms. Brookshire has the right to purchase within 60 days of July 2, 1999 through the exercise of options. Ms. Brookshire disclaims beneficial interest in the shares held by her husband.

<F5>    All shares owned directly.

<F6>    All shares owned directly and through his self-directed
        retirement account.

<F7>    Includes 105,992 shares owned by E. E. Hott, Inc., of which
        Mr. Hott is an officer and director, 3,847 shares owned jointly with his wife, and 150 shares held by his wife as custodian for Mr. Hott's son. Mr. Hott disclaims beneficial interest in the shares held by his wife as custodian.

<F8>    Includes 55,498 shares owned directly and through the Employee
        Stock Purchase Plan and his retirement accounts, 23,922 shares owned by his wife directly and through her self-directed retirement account, and 180,000 shares which Mr. Keeler has the right to purchase within 60 days of July 2, 1999 through the exercise of options. Mr. Keeler disclaims beneficial interest in the shares owned by his wife.

<F9>    Includes 3,388 shares owned directly, through the WLR Foods, Inc.
        Employee Stock Purchase Plan or through his self-directed retirement accounts, 235 shares held by his wife through her self-directed retirement account, and 500 shares which Mr. Lam has the right to purchase within 60 days of July 2, 1999 through the exercise of options. Mr. Lam disclaims beneficial interest in the shares held by his wife.

<F10>   Ms. Mack ceased to be an officer of the Company on March 30,
        1999.

<F11>   Includes 130 shares owned through the WLR Foods, Inc. Employee
        Stock Purchase Plan, 5,000 shares owned by his wife, and 5,333 shares which Mr. Morris has the right to purchase within 60 days of July 2, 1999 through the exercise of options. Mr. Morris disclaims beneficial interest in the shares held by his wife.

<F12>   Includes 9,613 shares owned directly and through the WLR Foods,
        Inc. Employee Stock Purchase Plan and 11,667 shares which Mr. Shafer has the right to purchase within 60 days of July 2, 1999 through the exercise of options.

<F13>   Includes 185 shares owned directly and 104,497 shares owned by
        Bridgewater College, of which Mr. Stone is president. Mr. Stone disclaims beneficial interest in the shares owned by Bridgewater College.

<F14>   Includes 227,500 shares which the group has the right to
        purchase within 60 days of July 2, 1999 through the exercise of options.

PROPOSAL ONE:  ELECTION OF DIRECTORS

          The term of office for the current Class C directors expires at the Annual Meeting. The Board of Directors has nominated such directors, namely Charles L. Campbell, William H. Groseclose, Jr. and William D. Wampler for election, for a three-year term, by the shareholders at the Annual Meeting.

          In April, 1999, the Board appointed Phillip C. Stone to the Board of Directors, and has nominated Mr. Stone for election to a one-year term as a Class A director, to serve until the 2000 annual meeting of the shareholders. Messrs. Campbell, Groseclose and Wampler were elected by the shareholders at the 1996 annual meeting.

          The persons named as proxies in the accompanying form of proxy, unless instructed otherwise, intend to vote for the election of each of these nominees for directors. If any nominee should become unavailable, which the Company does not expect, the proxy may be voted for the election of a substitute nominee designated by the Board.

          Any shareholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if written notice of such shareholder's intent to make such nomination is given, either by personal delivery or by United States mail, postage prepaid, to Jane T. Brookshire, Secretary, WLR Foods, Inc., P.O. Box 7000, Broadway, Virginia 22815-7000, not later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting, and (ii) with respect to any election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Each such notice must set forth (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated, (ii) a representation that such shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iii) a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder, (iv) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission if such nominee had been nominated by the Board of Directors, and (v) the consent of each nominee to serve as a director of the Company if elected. The chairman of the shareholders' meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

                 The Board recommends election of the
                  director nominees set forth below.

             INFORMATION CONCERNING DIRECTORS AND NOMINEES

          Biographical summaries for the four director nominees and the five directors continuing in office appear in the following chart.

-----------------------------------------------------------------
                                          Principal Occupation
Name and Position                Director During the Last Five with
the Company            Age   Since          Years
-----------------------------------------------------------------

                           DIRECTOR NOMINEES

                           Class A Director
       (to serve until the 2000 annual meeting of shareholders)


Phillip C. Stone            57     1999   President of
                                          Bridgewater College,
                                          Bridgewater,Virginia
                                          since 1994


                           Class C Directors
       (to serve until the 2002 annual meeting of shareholders)

Charles L. Campbell         51     1988   Commissioner of Revenue
                                          for Page County,
                                          Virginia; broiler
                                          producer

William H. Groseclose, Jr.  68     1993   Chairman of
                                          Harrisonburg Regional
                                          Board and Winchester
                                          Regional Board of First
                                          Union National Bank;
                                          previously Chief
                                          Executive Officer of
                                          Shenandoah Valley
                                          region of Dominion Bank

William D. Wampler          71     1984   Poultry and livestock
                                          farmer

                    DIRECTORS CONTINUING IN OFFICE

                           Class A Directors
       (to serve until the 2000 annual meeting of shareholders)

Keith E. Alessi             45     1998   Chairman, President and
                                          Chief Executive Officer
                                          of TeleSpectrum
                                          Worldwide, Inc. since
                                          March, 1998.
                                          Previously, Chairman,
                                          President and Chief
                                          Executive Officer of
                                          Jackson Hewitt, Inc.
                                          from 1996 to 1998, and,
                                          at various times,
                                          President, Chief
                                          Operating Officer and
                                          Chief Financial Officer
                                          of Farm Fresh, Inc.
                                          Mr. Alessi also serves
                                          on the boards of
                                          directors of Cort
                                          Business Services Corp.
                                          and Town Sports
                                          International, Inc.

J. Craig Hott               46     1988   Vice President of
                                          Hott's Farming, Inc.
                                          and Hott's Ag-Services,
                                          Inc.


                           Class B Directors
       (to serve until the 2001 annual meeting of shareholders)

Katherine K. Clark          42     1998   Founder, Chief
                                          Executive Officer and
                                          Director of Landmark
                                          Systems Corporation

Stephen W. Custer           57     1984   President of Custer
                                          Associates, Inc.
                                          (consulting firm)

James L. Keeler             64     1988   Chief Executive Officer
                                          of the Company since
                                          President February 1988

                     BOARD MEETINGS AND COMMITTEES

          The Board met eight times during the fiscal year ended July 3, 1999. Each director attended at least 75% of the aggregate of the total number of Board meetings and meetings of all committees of the Board on which he or she served except for Phillip C. Stone, who was traveling abroad at the time of the sole meeting of the Board held since he became a director. Mr. Stone attended the sole committee meeting held since becoming a director by teleconference from Europe.

          Nonmanagement directors of the Company received $2,000 for attending a regularly scheduled Board meeting, $500 for specially called Board meetings (excluding telephonic meetings) and $500 for attending committee meetings not held in conjunction with Board meetings. In addition, non-payroll directors received an annual retainer of $13,000 payable in shares of the Company s common stock.

          The Company has a standing Audit Committee which currently consists of Keith E. Alessi, Stephen W. Custer and J. Craig Hott. The Audit Committee oversees the accounting, auditing and financial reporting practices of the Company, recommending to the Board the independent audit firm to be employed by the Company and meeting with the independent auditors to discuss quality of management and financial reporting procedures. The Audit Committee also monitors the Company's compliance with applicable requirements of the National Association of Securities Dealers, Inc. relating to independent directors, and reviews, at least annually, all related party transactions and potential conflicts of interest, recommending appropriate action as needed.

          The Company has a standing Nominating Committee which currently consists of Charles L. Campbell, Katherine K. Clark and Stephen W. Custer. The Nominating Committee proposes to the Board a slate of director nominees and terms of office for such nominees for the Board to consider in recommending to the Company's shareholders director nominees for election. The Nominating Committee also proposes nominees for Board appointment as vacancies occur and for Board committee assignments and vacancies. The Nominating Committee met twice during the fiscal year ended July 3, 1999. In recent years the Nominating Committee has focused on increasing the independence of the Board, culminating in the appointment of Katherine K. Clark and Keith A. Alessi in the year ending June 27, 1998, and Phillip C. Stone in the year ending July 3, 1999.

          The Company has a standing Executive Compensation Committee which currently consists of Katherine K. Clark, William H. Groseclose, Jr. and Phillip C. Stone. The Executive Compensation Committee met three times during the last fiscal year. The Executive Compensation

Committee determines the annual salary, bonus and other benefits of the Chief Executive Officer and makes decisions relating to awards to executive officers and other key personnel pursuant to the Company's Long-Term Incentive Plan.


Compensation Committee Interlocks and Insider Participation

          James L. Keeler and William H. Groseclose, Jr., both serve on the Board of Trustees of Bridgewater College, of which Phillip C. Stone is President. The Board of Trustees responsibilities include establishing the compensation for Mr. Stone.


                         CERTAIN TRANSACTIONS

     The Company s directors and officers are actively involved in, and knowledgeable about, the Company's businesses. This is largely a result of the relationship between the Company and certain of its directors and their families.

     The following table identifies (i) amounts in excess of $60,000 paid by the Company to each of the directors and executive officers, members of their immediate family, and entities related to the directors and executive officers who were contract growers with the Company during the fiscal year ended July 3, 1999, and (ii) amounts paid to entities related to directors and executive officers which were contract growers if such payments exceeded five percent of such entities' gross revenues for such activity during the fiscal year ended July 3, 1999. All such transactions were on the same bases and terms as transactions with unrelated parties.

-----------------------------------------------------------------
Directors and                      Total Amount Received from the
Executive Officers                 Company and its Subsidiaries
----------------------------------------------------------------
Charles L. Campbell, Director               $ 84,702
     Timothy Campbell, his son               69,566

J. Craig Hott, Director
     Hott's Farming, Inc.                  $261,627

James L. Keeler, President, Chief
 Executive Officer and Director
     Gregory Keeler, his son               $162,619

William D. Wampler, Director
     C. W. Wampler & Sons                  $160,996

     William D. Wampler is an uncle of Stephen W. Custer.

        SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Under Section 16 of the Securities Exchange Act of 1934, the Company's directors, executive officers and beneficial owners of more than 10% of the outstanding common stock are required to file reports with the Securities and Exchange Commission concerning their ownership of and transactions in common stock. Based on copies of those reports and related information furnished to the Company, the Company believes that all such filing requirements were complied with in a timely manner for the fiscal year ended July 3, 1999, except for the filing of a Form 4 to report the purchase by Mr. Morris s wife, in May, 1998, of 2,000 shares of WLR Foods stock. A Form 4 was filed promptly upon discovery of the omission.


            REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

Compensation Philosophy

          The Executive Compensation Committee of the Company's Board of Directors establishes the annual salary, bonus and other benefits of the Company's Chief Executive Officer and makes decisions relating to stock option awards to executive officers and other key personnel pursuant to the Company's Long-Term Incentive Plan. The Company's overall goals regarding executive compensation include providing competitive compensation packages that attract and retain qualified executives, and rewarding its executives for financial and operating results, both annual and long-term, which enhance the value of shareholders' investment in the Company.


Base Salary

          Executive Officers salaries are determined by evaluating the responsibilities of their positions and their performance, and by reference to salaries paid in the competitive marketplace for comparable executive ability and experience. Companies considered in determining executive compensation are not the same as the peer group reflected in the stock price performance graph due to the Committee s belief that, unlike the performance of stock traded on a national market, executive compensation should be evaluated in comparison with similar companies in the same geographic area. Individual salary increases, which are considered annually, are based on evaluations of past and current performance, market conditions and company performance. Based on available figures, the Company Executives base salaries are generally more conservative than salaries of executives in other companies within Virginia and the industry.

          With respect to the Chief Executive Officer, the Committee believes that a significant portion of annual compensation should be tied directly to Company performance, and that adjustments to base salary should be consistent with Company wide salary adjustments.
This philosophy was evident in prior years when, because of challenges presented by industry conditions, executive base salaries remained constant except for changes resulting from promotions.
Cash Bonus

          The Company's Incentive Bonus Program focuses on the second goal of the Company's compensation philosophy, that of rewarding financial and operating results on an annual basis. The Company developed the Incentive Bonus Program in 1988 with the assistance of independent executive compensation consultants, and the Program has been administered since then by the Company's Human Resources Department for the benefit of executive officers and other key personnel. The bonus pool is determined annually by reference to the Company's operating return on equity (ROE), and each individual's specific bonus allocation is calculated by multiplying ROE (adjusted for accrued incentive pay and taxes) by his or her base salary and by a bonus factor which is based on his or her position within the Company. Thus, bonuses comprise a significant part of management compensation that is "at risk" based on the Company's annual performance. As borne out in more recent years, for years in which the Company did not have a strong return on equity, a significant portion of management's annual compensation was reduced.


Long-Term Incentive Plan

          The Company's Long-Term Incentive Plan, a stock option plan approved by the Company's shareholders at the 1998 annual meeting, rewards Company executives on a long-term basis and provides an incentive for executive officers to maximize long-term shareholder value. By encouraging management investment in Company stock, the Plan aligns management's interests with those of the shareholders: namely, to enjoy long-term appreciation in the value of the Company's common stock.

          The Company has, twice during the past several years, engaged independent executive compensation consulting firms to review the Company's compensation package, including its Long-Term Incentive Plan. Since the inception of the first Long-Term Incentive Plan in 1988, the Company has consistently awarded options at levels below those recommended by the consultants. In 1995, the consultants made several recommendations regarding the level of options granted, the term of the options and whether the Company should grant incentive stock options (ISOs) or non-qualified options as in the past. The granting of ISOs permits executives to defer the income tax consequences of their options with no impact on the Company's earnings. The consultants also recommended that the Company implement a supplemental employee retirement plan (SERP) in order for executive compensation to be more competitive with companies of similar size.

          In fiscal year 1995, the Company began granting options with a term of 10 years rather than 5 years as in the past, and began granting ISOs to the extent permitted by the current Internal Revenue Code, neither of which affect the Company's earnings. While the Company deferred implementation of the SERP recommended by the consultants, the Company did establish the 1995 Nonqualified Deferred Compensation Plan. See "Deferred Compensation" below.


Deferred Compensation

          The final significant component of the Chief Executive Officer's compensation is deferred compensation, serving to provide a competitive compensation package and reward operating results. Mr. Keeler's deferred compensation is essentially a retirement plan with payouts beginning the year after Mr. Keeler retires as Chief Executive Officer, but payouts are calculated by reference to the increase in the Company's book value due to earnings over the term of Mr. Keeler's service. Specifically, 1.5% of the annual increase in the Company's book value is allocated to a deferred compensation account which, together with accrued interest, is payable to him in one or more installments beginning in the year after his retirement. However, if Mr. Keeler's employment is terminated after a change in control of the Company, the balance of Mr. Keeler's deferred compensation account becomes payable immediately.

          In 1995, the Company established the 1995 Nonqualified Deferred Compensation Plan (Nonqualified Plan). The purpose of this nonqualified, unfunded plan is to permit certain members of management and other employees to supplement their retirement savings beyond the limits imposed by federal tax law on the Company's Profit Sharing and Salary Savings Plan and Trust (Profit Sharing Plan). Pursuant to the Nonqualified Plan, employees may elect to defer a portion of their salary and bonus until their retirement or other termination. The Company does not contribute to the Plan. However, to the extent that deferrals under the Nonqualified Plan reduce a participant's compensation base for purposes of the Company's contribution to the Profit Sharing Plan, the Company will credit to the participant's Nonqualified Plan account an amount equal to the difference between the Company's actual contribution to the Profit Sharing Plan and the amount which the Company would have contributed had the participant not elected to defer an additional amount under the Nonqualified Plan.

Chief Executive Officer Compensation

          Mr. Keeler's base salary for the current fiscal year is $301,738. This base salary is competitive with chief executive positions within the state and industry. Like all Company executives, Mr. Keeler's bonus is a function of the Company's ROE, and his bonus factor has remained at 4.0 for the past 5 years. Mr. Keeler's deferred compensation allocation is singularly a function of an increase in the Company's book value. The number of stock options, which are tied solely to Company performance, awarded to Mr. Keeler under the Long-Term Incentive Plan remained at the same level as for the past four years.

Limitation on Deductibility of Certain Compensation for Federal Income Tax Purposes

          Section 162(m) of the Internal Revenue Code, enacted as part of the Omnibus Budget Reconciliation Act of 1993, limits the annual compensation deduction, for federal income tax purposes, of publicly held companies such as WLR Foods, Inc. to $1 million for compensation paid to each of its chief executive officer and its four highest compensated executive officers other than the chief executive officer. However, this limit does not apply to "performance-based" compensation as defined in that section and the regulations thereunder.

          The Company does not anticipate that the total annual compensation paid to any executive, including the Chief Executive Officer, will exceed the $1 million limit. Moreover, options granted pursuant to the 1998 Long-Term Incentive Plan qualify as performance-based compensation, and will therefore not be subject to the limitation. Accordingly, Section 162(m) is expected to have no impact on the Company during the current fiscal year.

                         William H. Groseclose, Jr.
                         Katherine K. Clark
                         Phillip C. Stone
                         Executive Compensation Committee Members


                         SUMMARY COMPENSATION

          The Summary Compensation Table below contains information concerning annual and long-term compensation provided to the Company's Chief Executive Officer, and the four other most highly compensated executive officers of the Company, and an additional person who would have been among the four other most highly compensated executive officers had she been serving as an executive officer at the end of the last fiscal year, for all services rendered to the Company and its subsidiaries for the fiscal years ending July 3, 1999, June 27, 1998 and June 28, 1997.

                        SUMMARY COMPENSATION TABLE

                                                  Long Term  Other
                        Annual Comp                 Comp     Comp<F2>
                    ----------------------------- ---------  -------
Name and                                   Other
Principal Position   Year Salary($)  Bonus Annual  Options     ($)
                             <F1>     ($)  Comp($)
--------------------------------------------------------------------
James L. Keeler      98-99  297,868 325,201      0  60,000  258,624<F3>
Chief Executive      97-98  267,248       0      0  60,000    3,595
Officer & President  96-97  266,402       0      0  60,000    3,368

Dale S. Lam          98-99  143,779  85,960      0  18,500    2,673
Chief Financial
Officer, Treasurer

Jane T. Brookshire   98-99  150,887  61,785      0  10,000    4,089
Vice President       97-98  131,115       0      0  10,000    2,570
Administration,      96-97  111,846       0      0  10,000    2,237
Secretary

Ronald E. Morris     98-99  168,187  91,663      0  10,000    4,578
Vice President       97-98  139,039       0      0  10,000    1,500
Turkey Operations
Wampler Foods, Inc.

Walter F. Shafer,III 98-99  168,187  91,663      0  10,000    4,578
Vice President       97-98  138,654       0      0  10,000    2,715
Chicken Operations
Wampler Foods, Inc.

Ruth J. Mack(4)      98-99  166,365       0      0       0    3,327
Executive VP         97-98  185,000       0 54,149  11,250       71
Sales and Marketing  96-97   24,904  25,000  3,413  11,250        0
Wampler Foods, Inc.
-------------------
[FN]
<F1>   Includes 53 weeks for the fiscal year ending July 3, 1999, and
       52 weeks for fiscal years ending June 27, 1998 and June 28, 1997.

<F2>   Includes Company contributions made to the Company's Profit
       Sharing and Salary Savings Plan of $5,220 for Mr. Keeler,
       $2,673 for Mr. Lam, $4,089 for Ms. Brookshire, $4,578 for
       Messrs. Morris and Shafer, and $3,327 for Ms. Mack.

<F3>   Includes $253,404 of deferred compensation which is based on increases in the Company s book value due to earnings.

<F4>   Ms. Mack ceased to be an officer of the Company on March 30,
       1999.

                      OPTION GRANTS IN LAST FISCAL YEAR

                            % of Total
                             Options     Exercise
                            Granted to   or Base
                   Options  Employee in   Price   Expire  Grant Date
Name               Granted  Fiscal Year  Share($)  Date  Present Value
                                                          ($)<F1>
----------------------------------------------------------------------
James L. Keeler      60,000   44.8       8.281  07/03/09   351,883
Dale S. Lam           8,500    6.3       9.219  11/12/08    47,380
                     10,000    7.5       8.281  07/03/09    58,647
Jane T. Brookshire   10,000    7.5       8.281  07/03/09    58,647
Ronald E. Morris     10,000    7.5       8.281  07/03/09    58,647
Walter F. Shafer,III 10,000    7.5       8.281  07/03/09    58,647
Ruth J. Mack              0    0.0        N/A     N/A            0
--------------------
[FN]
<F1>  The values shown reflect a standard application of the Black-Scholes
      Option Pricing Model, assuming a risk-free rate of return of 5.5% and an annualized volatility factor of 55%. Values shown do not take into account risk factors such as nontransferability and restrictions on exercisability. The Black-Scholes Model is a commonly utilized model for valuing options which assumes that the possibilities of future stock returns (dividends plus stock value appreciation)resemble a bell shaped curve. The model applies a statistical analysis to the Company's historical data to project the value of the options.

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                         AND FISCAL YEAR-END OPTION VALUES

------------------------------------------------------------------------
                                                             Value of
                                            Number of     Unexercised
                                           Unexercised    In-The-Money
                                            Options at     Options at
                                             Fiscal<F1>      Fiscal
                     Shares                  Year-End      Year-End
                    Acquired      Value    Exercisable/   Exercisable/
Name              On Exercise  Realized($) Unexercisable Unexercisable($)
------------------------------------------------------------------------
James L. Keeler          0          0    180,000/120,000 28,120/56,240
Dale S. Lam              0          0        500/ 19,500    703/ 1,406
Jane T. Brookshire       0          0     30,000/ 20,000  4,686/ 9,374
Ronald E. Morris         0          0      5,333/ 17,667  4,686/ 9,374
Walter F. Shafer, III    0          0     11,667/ 18,333  4,686/ 9,374
Ruth J. Mack             0          0          0/      0      0/     0
---------------------
[FN]
<F1>   Adjusted to give effect to the May 12, 1995 3-for-2 stock split.


                              EXECUTIVE AGREEMENTS

     In 1998 the Company entered into a three-year employment agreement with the Chief Executive Officer, which expires at the end of Fiscal Year 2001. The agreement governs Mr. Keeler's compensation, specifically his base salary, bonus, perquisites and benefits. Mr. Keeler's base salary was increased by 3.25% for the current fiscal year, the average increase for all employees, and his bonus factor, discussed under "Cash Bonus" on page 7 remains at 4.0. Mr. Keeler's deferred compensation allocation will be calculated at 1.5% of the increase in the Company's book value over each preceding year, as explained previously under "Deferred Compensation." The Company has also agreed to provide group health insurance coverage to Mr. Keeler and his wife for the remainder of their lives, provided he does not retire before age 65. Mr. Keeler's perquisites and benefits are consistent with those provided to the Company's senior management.

     Under the terms of the 1998 Employment Agreement, Mr. Keeler will serve as President and Chief Executive Officer of the Company for the first two years of the contract. The third year is anticipated to be a transition year, and the position and duties may be adjusted by the Board of Directors. Under the Agreement, Mr. Keeler agrees to work with the Board of Directors in identifying a successor, but also agrees to give serious consideration to an extension of the Employment Agreement if the Board requests additional time to identify a successor.

     The Company has entered into severance agreements with each of the executive officers named in the Summary Compensation Table on page 9 (the Severance Agreements). Pursuant to the Severance Agreements, each of these individuals is entitled to certain payments (described below) if the Company terminates his or her employment during a specified period following a "Change in Control" of the Company. The Severance Agreement for Ms. Mack terminated once she was no longer employed by the Company.

     For purposes of the Severance Agreements, a "Change in Control" occurs (A) when an individual, entity or group acquires beneficial ownership of 20% or more of the combined voting power of the Company's outstanding stock, subject to certain exceptions set forth in the executive's Severance Agreement, (B) when individuals who, as of February 4, 1994, constituted the Board of Directors (the "Incumbent Board") and individuals whose election, or nomination for election by the shareholders of the Company, was approved by a vote of at least seventy-five percent of the directors then comprising the Incumbent Board (who shall after election be considered members of the Incumbent Board unless such election occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Company's Board of Directors) shall cease to constitute a majority of the Company's Board of Directors, (C) upon the approval by the shareholders of the Company of a reorganization, merger or consolidation except in certain instances set forth in the executive's Severance Agreement, or (D) upon approval by the shareholders of the Company of the complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company, except in certain instances set forth in the Severance Agreements.

     The Severance Agreements provide that if the Company terminates an executive officer s employment during the three year period following a Change in Control of the Company, other than for death,

Cause (willful and continued failure to perform duties or willfully engaging in illegal conduct, defined more specifically in the Severance Agreements) or Disability (as defined in the Severance Agreement), or if he or she resigns for Good Reason (includes an adverse change in status or position, a reduction in base salary or benefits, or relocation, defined more specifically in the Severance Agreements) during such three year period, he or she is entitled to receive an amount in cash (the Severance Payment) equal to three times his or her total annual compensation, which includes: (A) the higher of (x) his or her annual base salary on the date of termination or (y) his or her annual base salary in effect immediately prior to the Change in Control and (B) an amount equal to the average of the bonuses awarded to him or her in each of the three previous years, including, in the case of Mr. Keeler, any bonuses awarded pursuant to any deferred compensation arrangements. In the event that such payments become subject to an excise tax imposed by Section 4999 of the Internal Revenue Code (or any similar tax), the executive shall be entitled to receive a "gross-up" payment in respect of such taxes and in respect of any taxes on such gross-up payment as specified in the Severance Agreement. These Severance Agreements also provide for the payment in cash of the difference between the Termination Fair Market Value (as defined in the Severance Agreements) and the exercise price, of all unvested stock options, and for the continuation of employee welfare benefits (such as health insurance) for three years after termination if his or her employment is terminated during such three year period. In addition, Mr. Keeler will be entitled to receive the Severance Payment and other severance benefits if he resigns for any reason during the 30-day period immediately following the first anniversary of a Change in Control.


                     STOCK PRICE PERFORMANCE GRAPH

     The graph on this page presents a comparison of five-year cumulative total shareholder returns for WLR Foods, Inc., the S&P 500 Index and a Peer Group Index. The graph reflects the annual return from the Company's five previous fiscal years-end, developed with a monthly index, assuming dividends are reinvested monthly. The graph also assumes an initial investment of $100 on July 2, 1994. The Peer Group Index consists of Cagles, Inc., Pilgrims Pride Corporation and Sanderson Farms, Inc., companies within the same industry and with similar equity market capitalization.

           COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
       Among WLR Foods, Comparable Companies, and the S & P 500


                     Compsite     S&P 500     WLR Foods
          JUN-94        100         100           100
          JUN-95      116.533     112.617        82.933
          JUN-96      129.188     150.951        80.769
          JUN-97      166.048     199.235        47.120
          JUN-98      216.500     255.214        38.668
          JUN-99      287.613     308.981        47.424


PROPOSAL TWO:  APPOINTMENT OF INDEPENDENT AUDITORS

          KPMG LLP of Richmond, Virginia, were auditors for the fiscal year ended July 3, 1999, and are being recommended to the Company's shareholders for appointment as auditors for the fiscal year ending July 1, 2000. A representative of KPMG LLP is expected to attend the Annual Meeting and will have an opportunity to make a statement or respond to appropriate questions from shareholders.

      The Board unanimously recommends a vote "for" Proposal Two.


                         SHAREHOLDER PROPOSALS

          Shareholders are reminded that proposals of shareholders intended to be presented at the Company's 2000 annual meeting must be received by the Secretary of the Company, at its principal executive offices, P. O. Box 7000, Broadway, Virginia 22815-7000, for inclusion in its proxy statement relating to that meeting, by May 26, 2000.

  Upon written request to the Secretary, at the address given on page one, the Company shall provide shareholders, without charge, a copy of the Company's annual report on Form 10-K for fiscal year ended July 3, 1999.

                    By Order of the Board of Directors

                    /s/ Jane T. Brookshire

                    Jane T. Brookshire
                    Secretary
September 27, 1999